FOR IMMEDIATE RELEASE
CONTACT:
Liz Zale
DealerTrack Holdings, Inc.
(516) 734-3758
Liz.Zale@dealertrack.com
DEALERTRACK TO ACQUIRE CUROMAX CORPORATION
DealerTrack’s Subsidiary DealerAccess Canada and Curomax to Join Forces
Lake Success, New York, January 18, 2007 – DealerTrack Holdings, Inc. (Nasdaq: TRAK), today announced that it has signed a definitive agreement to acquire all of the outstanding stock of Curomax Corporation, a leading online financing portal in Canada.
Curomax, founded in 2000, is a privately-owned company based in Toronto, Ontario. The majority of its business supports indirect vehicle financing in Canada, with limited U.S. operations. This acquisition will further enhance DealerTrack’s ability to provide leading technology solutions to the Canadian automotive finance industry in conjunction with its DealerAccess Canada Inc. subsidiary, also located in Toronto, Ontario.
“The acquisition of Curomax supports DealerTrack’s growth strategy by expanding our lender and dealer customer base in the Canadian automotive and related markets,” said Mark O’Neil, chairman and chief executive officer of DealerTrack Holdings, Inc. “Together through our technologies, our people and our strong collective relationships, we will deliver best-in-class technology solutions and service plus greater operational efficiencies to our customers.”
“This acquisition recognizes the significant contributions the team at Curomax has made in online indirect financing,” said Alan Bird, president and chief executive officer of Curomax Corporation. “DealerTrack shares our vision of innovation for the markets we support, and we expect our combined strengths to provide substantial benefits to our dealers, lenders and partners.”
This transaction has been approved by Curomax’s shareholders and is expected to close early in February. DealerTrack has agreed to pay cash consideration of approximately $44 million Canadian dollars (CAD), or approximately $37.5 million USD, for the acquisition. An additional $2.25 million CAD (approximately $1.9 million USD) cash consideration may be paid out based upon the achievement of certain operational objectives over the next 24 months. Curomax’s revenue for the 12 months ended September 30, 2006 was approximately $12 million CAD (approximately $10.2 million USD).

DealerTrack will provide further detail regarding this acquisition and our full year 2007 guidance during DealerTrack’s conference call reporting fourth quarter and annual 2006 results, expected to be held on February 28, 2007.
About DealerTrack
DealerTrack Holdings, Inc. (Nasdaq: TRAK) is a leading provider of on-demand software and data solutions for the U.S. automotive retail industry. The company’s online credit application processing product automates and accelerates the automotive financing process, while its integrated subscription-based software enables dealers to receive consumer leads, compare financing and leasing options, sell insurance and other aftermarket products, document compliance, and execute financing contracts electronically. Over 22,000 dealers, with more than 85% of all U.S. franchised dealers; over 300 financing sources, including the 20 largest U.S. independents; and other service and information providers are active in the DealerTrack network.
About DealerAccess Canada Inc.
DealerAccess Canada Inc., an affiliate of DealerTrack Holdings, Inc., is a leading technology solution provider to the automotive finance sector in Canada. Its innovative portal enables dealers to connect through the internet to multiple lending institutions that provide loans and leases to buyers at the point-of-sale. DealerAccess currently offers financing from 24 national and regional lenders. DealerAccess recently released an integrated subscription-based software product that enables dealerships to capture consumer leads from their websites directly into the portal. More information on DealerAccess Canada Inc. can be found at www.dealeraccess.com.
About Curomax Corporation
Curomax, a leading online finance platform in Canada, connects automobile, marine, recreational vehicle, motorcycle, power sport and home improvement dealers across North America to financial institutions and credit bureau providers through a single application over the Internet. Dealers can conveniently submit transactions to the lender of choice, obtain on-line, real-time credit decisioning, update deal status and produce all necessary loan or lease documentation through the Curomax portal. For more information, visit www.curomax.com.
Safe Harbor for Forward-Looking and Cautionary Statements
Statements in this press release regarding DealerTrack, the consummation, timing and benefit of the pending acquisition and the combination of the Curomax and DealerAccess businesses, its growth prospects, and all other statements in this release other than the recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of DealerTrack to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

Factors that might cause such a difference include: the ability to retain Curomax’s customer base, the ability to integrate Curomax’s business, additional risks associated with international operations, and other risks listed in the Company’s reports filed with the SEC, including the 2005 Form 10-K. These filings can be found on DealerTrack’s website at www.dealertrack.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
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